UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 9, 2011

ALTRIA GROUP, INC.

(Exact name of registrant as specified in its charter)

Virginia	1-8940	13-3260245
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

6601 West Broad Street, Richmond, Virginia	23230
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (804) 274-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure.

On June 9, 2011, Altria Group, Inc. (“Altria”) issued a press release (the “Press Release”), in which Altria, among other things, announced that, based on applicable accounting principles generally accepted in the United States of America (“U.S. GAAP”), in the second quarter of 2011 it will record a one-time charge of approximately $630 million against its 2011 reported earnings related to the tax treatment of certain leveraged lease transactions entered into by Altria’s subsidiary, Philip Morris Capital Corporation (“PMCC”). The potential for taking this charge was described previously in Altria’s 2011 first-quarter earnings press release and its Quarterly Report on Form 10-Q for the period ended March 31, 2011 that Altria filed with the Securities and Exchange Commission.

Approximately 50% of the charge, which does not include potential penalties, represents a reduction in cumulative lease earnings booked to date that will be recaptured over the remainder of the affected lease terms. The remaining portion of the charge represents a permanent charge for interest on tax underpayments. Altria does not expect this charge to impact Altria’s dividend payments or its previously announced $1.0 billion share repurchase program. Future dividend payments and the share repurchase program remain subject to the discretion of Altria’s Board of Directors.

As a result of this one-time charge, Altria revised its 2011 full-year guidance for reported diluted earnings per share (“EPS”) from a range of $2.00 to $2.06 to a range of $1.70 to $1.76. Altria also reaffirmed its 2011 full-year guidance for adjusted diluted EPS in the range of $2.01 to $2.07, representing a growth rate of 6% to 9% from an adjusted base of $1.90 per share in 2010.

A copy of the Press Release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated by reference in its entirety to this Item 7.01.

In accordance with General Instruction B.2 of Form 8-K, the information in Item 7.01 of this Current Report on Form 8-K, including the exhibits hereto, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. The information in this Current Report shall not be incorporated by reference into any filing or other document pursuant to the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing or document.

Item 8.01.	Other Events.

As discussed under Item 7.01, on June 9, 2011, Altria issued the Press Release, in which it announced, among other things, a one-time charge against its 2011 reported earnings related to the tax treatment of certain leveraged lease transactions entered into by Altria’s subsidiary, PMCC. The text of the Press Release is incorporated herein by reference to this Item 8.01 except for the section entitled “2011 Full-Year Guidance.” Altria’s 2011 Full-Year Guidance is presented below.

2011 Full-Year Guidance

Altria revised its 2011 full-year guidance for reported diluted EPS from a range of $2.00 to $2.06 to a range of $1.70 to $1.76, reflecting the one-time charge associated with the leveraged lease transactions discussed in the Press Release. This forecast includes estimated net charges of $0.31 per share as detailed in the table below, as compared with 2010 full-year reported diluted EPS of $1.87, which included $0.03 per share of net charges, as detailed in the table below.

Altria reaffirmed its 2011 full-year guidance for adjusted diluted EPS, which excludes the net charges in the table below, representing a growth rate of 6% to 9% over 2010 full-year adjusted diluted EPS. Altria’s 2011 first-quarter adjusted diluted EPS results exceeded management’s expectations, due in part to trade inventory dynamics. The trade inventory build in the first quarter of 2011 could negatively impact the cigarettes segment’s future income and volume results if it is depleted. As a result, Altria expects unevenness in its 2011 adjusted diluted EPS growth on a quarterly basis, with more growth towards the back half of the year.

The factors described in the Forward-Looking and Cautionary Statements section of the Press Release represent continuing risks to this forecast.

Net Charges Included in Reported Diluted EPS

	Full Year
	2011 Guidance	2010
Asset impairment, exit, integration and implementation costs	$—	$0.04
UST acquisition-related costs*	—	0.01
SABMiller special items	0.01	0.03
PMCC leveraged lease charge	0.30	—
Tax items**	—	(0.05)

	$0.31	$0.03

*	Excludes exit and integration costs
**	Excludes PMCC leveraged lease charge

Adjusted diluted EPS is a financial measure that is not consistent with U.S. GAAP. Certain income and expense items that management believes are not part of underlying operations are excluded from adjusted diluted EPS because such items can obscure underlying business trends. Management believes it is appropriate to disclose this non-GAAP financial measure to help investors analyze underlying business performance and trends. This adjusted measure is regularly provided to Altria’s chief operating decision maker for use in the evaluation of segment performance and allocation of resources. This information should be considered as supplemental in nature and is not meant to be considered in isolation or as a substitute for the related financial information prepared in accordance with U.S. GAAP.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

99.1	Altria Group, Inc. Press Release dated June 9, 2011 (filed pursuant to Item 8.01 except for section 2011 Full-Year Guidance which is furnished pursuant to Item 7.01)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ALTRIA GROUP, INC.

By:	/s/ W. HILDEBRANDT SURGNER, JR.
Name:	W. Hildebrandt Surgner, Jr.
Title:	Corporate Secretary and
Senior Assistant General Counsel

DATE: June 9, 2011

EXHIBIT INDEX

Exhibit No.	Description

99.1	Altria Group, Inc. Press Release dated June 9, 2011 (filed pursuant to Item 8.01 except for section 2011 Full-Year Guidance which is furnished pursuant to Item 7.01)